PRESS RELEASE

China BAK Reports Second Quarter Fiscal Year 2010 Financial Results

Shenzhen, China – April 26, 2010 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), one of the world’s largest lithium-ion battery cell manufacturers, today announced its financial results for the second quarter of fiscal year 2010 (“Q2 2010”).

Recent Achievements and Highlights

•	Revenues in Q2 2010 increased 23.5% year-over-year and 0.4% sequentially;
•
Revenues from cylindrical cells used in notebook computers surged 65.0% to $13.4 million sequentially and were up 45.1% from same quarter of last year. China BAK now supplies three out of the six largest notebook OEM makers in the world;

•	Revenues from high power batteries doubled in Q2 2010, due to increasing market demand for Electric Bicycles and Electric Vehicles;
•	EBITDA increased 318.9% year over year to $6.2 million;Achieved $0.9 million in operating income; and
•	Hired new Chief Financial Officer with more than 16 years of financial management and capital market experience globally.

“We are pleased to have shown continued improvement in our operating results during the second fiscal quarter of 2010, including a modest operating profit and $6.2 million in EBITDA,” said Xiangqian Li, CEO of China BAK. “With the addition of Mr. Jun Zou as our new Chief Financial Officer, China BAK is working as a team to enhance our business turnaround, through increased focus on improving capital allocation, increasing expense discipline and tying management incentives to enhancing profitability. We believe this hard work will deliver increasing value to our shareholders in the quarters and years to come.”

EBITDA represents a non−GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the condensed consolidated financial statements included in this release.

Second Quarter FY10 Financial Results

Net revenues for the second quarter of FY10 were $50.4 million, up 0.4% from $50.2 million from Q1 FY10 reflecting traditional seasonal slowdown during the Chinese New Year and up 23.5% from $40.8 million in the same quarter of last year. Overall average sales price increased almost 6% sequentially.

Revenues from cylindrical cells used in notebook computers were $13.4 million, up 65.0% from $8.1 million sequentially and up 45.1% from $9.2 million in the same quarter of last fiscal year.

Revenues from prismatic products, including aluminum-case cells, steel-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $35.0 million, down 9.8% from $38.8 million last quarter due to seasonality, and up 18.2% from $29.6 million in the same quarter of last year.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $1.7 million in the second quarter of FY10, down 45.7% from last quarter, and down 16.8% from the same quarter of last year.

Gross profit for the second quarter of FY10 was $9.0 million, down 5.8% from $9.6 million last quarter and up 197.9% from $3.0 million in the same quarter of last year. The Company has adopted a pricing strategy on certain categories of its prismatic battery cells to maintain its share in the domestic market. As a result, gross margin declined slightly to 17.9% sequentially, but increased strongly from 7.4% in the same quarter of last year. Our sales of higher-margin products, including prismatic and cylindrical cells, during the second quarter of FY10 increased in proportion to our overall sales from their proportion of overall sales during the same quarter of last year, which resulted in this  increase.

Operating expenses totaled $8.1 million or 16.2% of revenues in the second quarter of FY10, as compared to $12.4 million or 24.8% of revenues last quarter and $6.4 million or 15.7% of revenues in the same quarter of last year. Operating expenses included non-cash, share-based compensation costs of $0.8 million in Q2, $1.1 million in Q1 of FY10, and $0.7 million in Q2 of FY09.  Research and development expenses were $1.6 million, or 3.2% of revenues, as compared to $1.8 million, or 3.5% of revenues, last quarter and $1.1 million, or 2.8% of revenues, in the same quarter of last year. Sales and marketing expenses were $1.7 million, or 3.4% of revenues, as compared to $2.0 million, or 4.0% of revenues last quarter, and $1.2 million, or 2.8% of revenues, in the second quarter of last year. General and administrative expenses were $4.8 million, or 9.6% of revenues, as compared to $8.6 million, or 17.2% of revenues, last quarter and $4.1 million, or 10.1% of revenues, in the same quarter of last year.

Operating income for the second quarter of FY10 was $0.9 million, a significant improvement as compared to an operating loss of $2.9 million last quarter and an operating loss of $3.4 million in the same quarter of last year.

Net loss was $2.5 million in the second quarter of FY10, as compared to net loss of $3.4 million last quarter and net loss of $5.7 million in the same quarter of last year. Diluted earnings per share were negative $0.04 compared with negative $0.06 per diluted share last quarter and negative $0.10 per diluted share in the same quarter of last year.

Financial Condition

On March 31, 2010 China BAK had $39.6 million in cash and cash equivalents and negative $37.9 million in working capital, reflecting a current ratio of 0.86:1. For the second quarter of FY10, Days Sales Outstanding (“DSO”) increased to 141 from 139 last quarter, and Days Sales of Inventory increased to 169 from 162 last quarter.  Short-term bank loans and long-term bank loans totaled $198.3 million as compared to $171.9 million on December 31, 2009. Shareholders’ equity totaled $171.9 million. China BAK had $70.2 million available for borrowing under its credit facilities.

Business Outlook

“Reviewing the second quarter of fiscal 2010, we are very encouraged to see that the demand for high power cells for the E-Bike and EV market continues to grow, and we look forward to scaling our production levels in line with the development of this exciting market. We were able to achieve gradual improvement of our shipments to the OEM domestic market for branded mobile phone manufacturers through our in house pack line, which will further improve profitability of our traditional prismatic business. We are pleased with our initial relationships with major global notebook OEMs in the cylindrical segment and are focused on demonstrating that we can be a dependable, high volume, high quality partner to these companies over time,” commented Mr. Xiangqian Li, CEO of China BAK.

“I am excited to join the China BAK team and aim to lead the Company’s success in the quarters and years ahead through a deep commitment to both financial management and transparent communication with the investment community,” commented Jun Zou, CFO of China BAK. “After careful scrutiny of our performance in first half of FY 2010 we found that the business recovery in certain segments is likely to be slower than we expected. As a result, we believe it is prudent to revise our revenue guidance to approximately $220 million for FY 2010. We expect to show positive operating income and EBITDA in the second half of the fiscal year.”

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Monday, April 26, 2010 to discuss results for the second quarter of FY10 ended March 31, 2010. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Jun Zou, Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial (617) 896-9871. The pass code for the call is 919-43-630. If you are unable to participate in the call at this time, a replay will be available from 8:00 p.m. ET on Tuesday, April 27, 2010 through 8:00 p.m. ET, Tuesday, May 11, 2010. To access the replay, please dial 888-286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 583-79-447. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be made available on China BAK’s website for one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (Nasdaq: CBAK) is one of the world’s largest manufacturers of lithium-based battery cells as measured by production output. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square-feet and have been recently expanded to support the production of larger batteries for various types of vehicles. For more information regarding China BAK Battery, Inc., please visit www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Mr. Jun Zou
China BAK Battery, Inc.
Chief Financial Officer
Tel: +86 (755) 8423-9821
E-mail: ir@bak.com.cn

Tracy Li
China BAK Battery, Inc.
Investor Relations Manager
Tel: +86 (755) 8977-0093
E-mail: ir@bak.com.cn

-Financial Tables Follow-

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months Ended March 31, 2010, December 31, 2009 and March 31, 2009
 (Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$50,424	$50,228	$40,815
Cost of revenues	(41,421)	(40,668)	(37,793)
Gross profit	9,003	9,560	3,022

Operating expenses:
Research and development expenses	(1,625)	(1,768)	(1,125)
Sales and marketing expenses	(1,706)	(2,028)	(1,154)
General and administrative expenses	(4,819)	(8,637)	(4,116)
Total operating expenses	(8,150)	(12,433)	(6,395)

Operating income / (loss)	853	(2,873)	(3,373)

Finance costs, net	(2,190)	(2,153)	(2,364)
Government grant income	79	355	68
Other (expense) / income	(145)	7	158
Loss before income taxes	(1,403)	(4,664)	(5,511)

Income tax (expense) / benefit	(1,147)	1,272	(211)
Net loss	$(2,550)	$(3,392)	$(5,722)

Other comprehensive income / (loss)	(164)	(107)	(261)
- Foreign currency translation adjustment
Comprehensive loss	$(2,714)	$(3,499)	$(5,983)

Net loss per share:
Basic	$(0.04)	$(0.06)	$(0.10)
Diluted	$(0.04)	$(0.06)	$(0.10)

Weighted average shares outstanding:
Basic	62,882	61,108	56,960
Diluted	62,882	61,108	56,960

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of March 31, 2010 and September 30, 2009
(Amounts in thousands)

	March 31,	September 30,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$39,644	$30,678
Pledged deposits	18,026	31,115
Trade accounts receivable, net	83,572	83,292
Inventories	75,795	65,535
Prepayments and other receivables	8,064	4,632
Deferred tax assets	5,241	3,895
Assets held for sale	795	804
Total current assets	231,137	219,951

Property, plant and equipment, net	218,089	219,685
Lease prepayments, net	31,570	32,166
Intangible assets, net	208	239
Deferred tax assets	59	43
Total assets	$481,063	$472,084

Liabilities
Current liabilities
Short-term bank loans	$157,270	$139,159
Current maturities of long-term bank loans	11,720	16,114
Accounts and bills payable	80,558	92,572
Accrued expenses and other payables	19,504	18,425
Total current liabilities	269,052	266,270

Long-term bank loans, less current maturities	29,300	39,553
Deferred revenue	7,325	7,442
Other long-term payables	3,092	1,940
Deferred tax liabilities	346	278
Total liabilities	309,115	315,483

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,737,481 and 63,605,026 issued and outstanding as of September 30, 2009 and March 31, 2010, respectively	64	58
Donation Shares	14,102	14,102
Additional paid-in-capital	122,716	101,161
Statutory reserves	7,315	7,227
Retained earnings	7,298	13,328
Accumulated other comprehensive income	24,520	24,791
Less: Treasury shares	(4,067)	(4,066)
Total shareholders’ equity	171,948	156,601
Total liabilities and shareholders’ equity	$481,063	$472,084

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2010, December 31, 2009 and March 31, 2009
 (Amounts in thousands)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(2,550)	$(3,392)	$(5,722)
Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	4,600	4,193	3,894
Provision for doubtful debts	921	4,736	975
Provision for / (recovery of) obsolete inventories	142	(280)	(7)
Share-based compensation	800	1,145	731
Deferred income taxes	200	(1,495)	(19)
Deferred revenue	(58)	(59)	(59)
Exchange loss / (gain)	416	(150)	51
Changes in operating assets and liabilities:
Trade accounts receivable	(10,399)	4,475	6,151
Inventories	3,475	(13,573)	9,016
Prepayments and other receivables	4,754	(8,197)	(396)
Accounts and bills payable	(7,593)	(4,795)	(7,319)
Accrued expenses and other payables	3,774	131	(1,022)
Net cash (used in) / provided by operating activities	$(1,518)	$(17,261)	$6,274

Cash flow from investing activities
Purchases of property, plant and equipment	(3,804)	(3,905)	(12,330)
Payment in lease prepayment	-	-	(611)
Purchases of intangible assets	-	(1)	(20)
Net cash used in investing activities	$(3,804)	$(3,906)	$(12,961)

Cash flow from financing activities
Proceeds from borrowings	100,894	38,008	50,473
Repayment of borrowings	(74,555)	(60,896)	(49,741)
Decrease / (increase) in pledged deposits	1,018	12,071	(5,833)
Proceeds from issuance of capital stock, net	-	19,616	-
Net cash provided / (used in) by financing activities	$27,357	$8,799	$(5,101)

Effect of exchange rate changes on cash and cash equivalents	(694)	(7)	(47)
Net increase / (decrease) in cash and cash equivalents	21,341	(12,375)	(11,835)
Cash and cash equivalents at the beginning of the period	18,303	30,678	35,707
Cash and cash equivalents at the end of the period	$39,644	$18,303	$23,872

China BAK Battery, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA
For the Three Months Ended March 31, 2010, December 31, 2009 and March 31, 2009
(Amounts in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net Loss from Statement of Operations	(2,550)	(3,392)	(5,722)
Share based compensation costs	800	1,145	730
Income Tax expense (benefit)	1,146	(1,272)	211
Interest	2,191	2,153	2,364
Depreciation and Amortization	4,600	4,193	3,894
EBITDA	6,187	2,827	1,477

Note: This earnings release includes the use of EBITDA, a financial measure that is not defined by US GAAP. For purposes of Regulation G, a non−GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided the table above which includes a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure. EBITDA was derived by calculating earnings before share-based compensation costs, interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding the Company’s results of operations because it assists in analyzing and benchmarking the performance and value of the Company’s business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies.

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